As filed with the Securities and Exchange Commission on February 15, 2012

Registration No. 333-165908

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEMANDTEC, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3344761 (IRS Employer Identification No.)

One Franklin Parkway, Building 910
San Mateo, California 94403

 (Address of Principal Executive Offices) (Zip Code)

DemandTec, Inc. 2007 Equity Incentive Plan
DemandTec, Inc. 2007 Employee Stock Purchase Plan

(Full title of the Plans)

Daniel R. Fishback

President and Chief Executive Officer
DemandTec, Inc.
One Franklin Parkway, Building 910
San Mateo, California 94403
(650) 645-7100

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Andrew Bonzani, Esq.
Vice President, Assistant General Counsel and
Secretary
International Business Machines Corporation
New Orchard Road
Armonk, New York 10504
(914) 499-1900
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-165908) of DemandTec, Inc., a Delaware corporation (“DemandTec”), pertaining to the registration of 1,770,078 shares of DemandTec common stock, par value $0.001 per share for issuance under the DemandTec, Inc. 2007 Equity Incentive Plan and DemandTec, Inc. 2007 Employee Stock Purchase Plan (the “Registration Statement”), that was filed with the Securities and Exchange Commission on April 6, 2010.

On February 14, 2012, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 7, 2011, by and among International Business Machines Corporation (“IBM”), Cudgee Acquisition Sub, Inc., a wholly-owned subsidiary of IBM (“Merger Sub”), and DemandTec, DemandTec merged with and into Merger Sub, with DemandTec surviving as a wholly-owned subsidiary of IBM (the “Merger”).

As a result of the Merger, DemandTec has terminated any offering of DemandTec’s securities pursuant to any registration statement. By filing this Post-Effective Amendment No. 1 to the Registration Statement, DemandTec deregisters all securities that were previously registered and have not been sold or otherwise issued as of the date of the filing of this Post-Effective Amendment No. 1, in accordance with DemandTec’s undertaking in the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California on this 14th day of February, 2012.

DEMANDTEC, INC.

By:	/s/ Daniel R. Fishback
Daniel R. Fishback
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

President, Chief Executive Officer, and Director
/s/ Daniel R. Fishback	(Principal Executive Officer)	February 14, 2012
Daniel R. Fishback

/s/ Mark A. Culhane	Executive Vice President and Chief Financial Officer
Mark A. Culhane	(Principal Financial and Accounting Officer)	February 14, 2012

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